UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 6, 2009

Metabasis Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50785	33-0753322
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11119 North Torrey Pines Road La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 587-2770

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On October 6, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Metabasis, Inc. (the “Company”) approved the amendment of the Offer Letter dated February 19, 2009 (the “Offer Letter”) and the Severance Agreement dated March 20, 2009 (the “Severance Agreement”) between the Company and Tran Nguyen, the Company’s Vice President and Chief Financial Officer. The amendment modifies the Offer Letter such that Mr. Nguyen’s entitlement to reimbursement for the costs of corporate housing and weekly trips between San Diego and San Francisco for Mr. Nguyen or his wife, which entitlement had expired on August 17, 2009, instead be extended until further notice by the Compensation Committee, and that Mr. Nguyen also receive a tax gross-up payment to compensate him for the tax impact for the extension of such reimbursements. The amendment also modifies the Severance Agreement such that Mr. Nguyen’s severance pay, which had equaled one year of his base salary plus the average of his annual bonus for the past three years, instead be equal to one year of his base salary plus his target bonus for the year in which his termination of employment with the Company is effective. Payment of the severance pay will remain spread over the 12 months following a qualifying termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABASIS THERAPEUTICS, INC.

By:	/S/ MARK D. ERION, PH.D.
Mark D. Erion, Ph.D.
President, Chief Executive Officer and Chief Scientific Officer

Date: October 13, 2009